Exhibit 4.2

DESCRIPTION OF REGISTRANT’S SECURITIES

As of December 31, 2023, First Financial Bankshares, Inc. (the “Company,” “we,” or “our”) had one class of securities, our common stock, par value $0.01 per share (“common stock”), registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

DESCRIPTION OF COMMON STOCK

General

We are incorporated in the State of Texas. The rights of our shareholders are generally governed by Texas law and our Amended and Restated Certificate of Formation (the “certificate of formation”) and our Amended and Restated Bylaws, as amended (the “bylaws”). The terms of our common stock are therefore subject to Texas law, including the Texas Business Organizations Code (the “TBOC”), the common and constitutional law of Texas and federal law governing bank holding companies.

The following description of our common stock is a summary and is subject to, and is qualified in its entirety by reference to, the provisions of our certificate of formation and our bylaws. For more detailed information about the rights of our common stock, you should refer to our certificate of formation and bylaws and the applicable provisions of Texas law, including the TBOC, for additional information.

Authorized Capital Stock

We are authorized to issue 200,000,000 shares of common stock, par value $0.01 per share. All outstanding shares of our common stock are fully paid and non-assessable.

Voting Rights

Holders of our common stock are entitled to one vote per share in the election of directors and on all other matters submitted to a vote at a meeting of shareholders. No shareholder has the right of cumulative voting.

If a quorum exists, action on any matter, including the election of directors, shall be approved by the affirmative vote of a majority of the votes cast, unless our certificate of formation, bylaws or the TBOC require a greater number of affirmative votes. In the event that the number of director nominees exceeds the number of directors to be elected, the directors (not exceeding the authorized number of directors as fixed by the board of directors in accordance with our certificate of formation or bylaws) shall be elected by a plurality of the voting power of the shares entitled to vote who are present, in person or by proxy, at any such meeting and entitled to vote on the election of directors. Our bylaws provided that a majority of the votes cast means that the number of shares voted “for” a proposal, including the election of directors, must exceed the number of shares voted “against,” or “withheld” for, that proposal, and an abstention shall not constitute a vote cast.

No Preemptive or Similar Rights

Our common stock has no preemptive or conversion rights and is not entitled to the benefits of any redemption or sinking fund provision.

Dividend Rights

Holders of our common stock are entitled to dividends when, as and if declared by our board of directors out of funds legally available for dividends.

Liquidation Rights

In the event of our liquidation, the holders of our common stock will be entitled to share ratably in any distribution of our assets after payment of all debts and other liabilities.

Certain Business Combination Restrictions

We are subject to the affiliated business combinations provisions of Chapter 21, Subchapter M of the TBOC (Sections 21.601 through 21.610), which provide that a Texas corporation may not engage in certain business combinations, including mergers, consolidations and asset sales, with a person, or an affiliate or associate of such person, who is an “affiliated shareholder” (generally defined as the holder of 20% or more of the corporation’s voting shares) for a period of three years from the date such person became an affiliated shareholder unless: (1) the business combination or purchase or acquisition of shares made by the affiliated shareholder was approved by the board of directors of the corporation before the affiliated shareholder became an affiliated shareholder; or (2) the business combination was approved by the affirmative vote of the holders of at least two-thirds of the outstanding voting shares of the corporation not beneficially owned by the affiliated shareholder, at a meeting of shareholders called for that purpose (and not by written consent), not less than six months after the affiliated shareholder became an affiliated shareholder.

Certain Provisions of Our Certificate of Formation and Bylaws

Advance Notice for Shareholder Proposals and Director Nominations

Our bylaws contain provisions requiring that advance notice be delivered to the Company of any business to be brought by a shareholder before an annual meeting of shareholders and provide for certain procedures to be followed by shareholders in nominating candidates for election as directors. Generally, the advance notice provisions require that shareholder proposals be provided to us between 90 and 120 days prior to the first anniversary of the preceding year’s annual meeting and director nominations be provided to us between 120 and 150 days prior to the first anniversary of the preceding year’s annual meeting in order to be properly brought before a shareholder meeting. The notice must set forth specific information regarding the shareholder submitting the proposal or nomination and the proposal or director nominee, as described in our bylaws, and must otherwise comply with the terms of our bylaws. These requirements are in addition to those set forth in the regulations adopted by the SEC under the Exchange Act.

Special Meetings of Shareholders

Our bylaws provide that special meetings of our shareholders may be called for any purpose or purposes by (a) the Chairman of our board of directors joined by at least three members of the board of directors, or (b) a majority of our board of directors, and shall be called by the Chairman of the board of directors or Secretary at the request in writing of shareholders owning not less than twenty percent (20%) of our issued and outstanding shares entitled to vote at such meeting. Such request for a special meeting shall state the purpose or purposes of the proposed meeting, which purpose or purposes shall be stated in the notice of the meeting. Business transacted at any special meeting of shareholders shall be limited to the purposes stated in the notice. At a special meeting requested by our shareholders, only the Company and the shareholders who participated in the written meeting request may propose any item for consideration or nominate directors for election at such meeting.

Potential Anti-Takeover Effect

Certain provisions of our certificate of formation and bylaws could make the acquisition of control of our company and/or the removal of our existing management more difficult, including those that provide as follows:

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cumulative voting in the election of our board of directors, which would otherwise allow less than a majority of shareholders to elect director candidates, is expressly denied under our certificate of formation and bylaws;

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our bylaws limit the ability of shareholders to call a special meeting except in compliance with the procedures described above, which require shareholders owning not less than twenty percent (20%) of our issued and outstanding shares entitled to vote at such meeting to request a special meeting;

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subject to certain limitations set forth in our bylaws, our board of directors fixes the size of the board of directors, may create new directorships and may appoint new directors to serve in such newly-created positions until the next election of one or more directors by our shareholders;

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our bylaws may be altered, amended or repealed and new bylaws may be adopted by our board of directors, subject to repeal or change by action of the shareholders, at any meeting of the board of directors at which a quorum is present, provided notice of the proposed alteration, amendment, or repeal is contained in the notice of the meeting, unless (a) our certificate of formation or the TBOC wholly or partly reserves the power exclusively to our shareholders; or (b) in amending, repealing, or adopting a bylaw, the shareholders expressly provide that the board of directors may not amend, repeal, or readopt that bylaw; and

•	we have advance notice procedures with respect to shareholder proposals and the nomination of candidates for election as directors.

These provisions are expected to discourage coercive takeover practices and inadequate takeover bids. They are also designed, in part, to encourage persons seeking to acquire control of the Company to first negotiate with our board of directors. We believe that the benefits of increased protection give us the potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us and that these benefits outweigh the disadvantages of discouraging the proposals. Negotiating with the proponent could result in an improvement of the terms of the proposal.

Stock Exchange Listing

Our common stock is traded on the Nasdaq Global Select Market under the symbol “FFIN”.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Continental Stock Transfer & Trust Company at 1 State Street, 30th Floor, New York, NY 10004-1561.